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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   EXHIBITS
                                      to

                                   FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                                      OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                           ________________________

                           ADAPTIVE SOLUTIONS, INC.

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                                 Press Release

FOR IMMEDIATE RELEASE
---------------------

FOR FURTHER INFORMATION, CONTACT:

Fletcher Chamberlin
Investor Relations Counsel
Harris Massey Herinckx
(503) 295-1922

DANIEL MEUB NAMED PRESIDENT AND C.E.O. OF ADAPTIVE SOLUTIONS

Beaverton, OR - November 25, 1996 -- Adaptive Solutions, Inc. (NASDAQ:ADSO) today announced that is board of directors has named Daniel J. Meub president, chief executive officer and a director of the company. Meub replaces Dan Hammerstrom, the company founder who has been interim chief executive officer.

"We are very pleased that Dan has signed on with Adaptive," said C. Scott Gibson, chairman of the board of Adaptive Solutions. "His software industry experience, including knowledge of the optical character recognition business, will be invaluable as Adaptive proceeds with its focus on providing more complete forms and label processing solutions for its customers. He has the general management, marketing and technical understanding, as well as the leadership skills we require."

Mr. Meub joins Adaptive with an extensive career in the management of high technology companies. Most recently he was the Executive Vice President of Marketing and Product Development at Now Software, Inc. of Portland, Oregon.
He has held positions of Vice President of Marketing and Product Development at Calera Recognition Systems of Sunnyvale, California and Vice President/General Manager and Vice President of Corporate Marketing at Central Point Software.

Meub holds a B.A. degree from Stanford University and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University.

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"Adaptive has been a strong technology company for years.  Their recent progress and strategic partnerships in the label and forms processing market shows focus on a business segment and not just technology." said Meub. "I'm looking forward to applying my general management, software development, and marketing background to helping them address these hot market opportunities."

Adaptive Solutions, headquartered in Beaverton, Oregon, pioneered data parallel processing for advanced pattern recognition, image processing and ICR applications. Adaptive Solutions designs and manufactures forms and label processing products using the CNAPS architecture for the transportation markets. The company was founded in 1988, had 1995 sales of $10.7 million and has 30 employees.